Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction of Organization

Toasttab Ireland Limited	Ireland

Toast Capital LLC	Delaware

Toast Processing Services LLC	Delaware

Toast MSC, Inc.	Massachusetts

Stratex HoldCo, LLC	Delaware

OAE Software, LLC	Illinois

Strategy Execution Partners LLC	Delaware